Exhibit 99.1

Contact:	For Media:	Ashia Razzaq
(212) 578-1538

	For Investors:	John Hall
(212) 578-7888

TAMARA L. SCHOCK TO JOIN METLIFE AS

CHIEF ACCOUNTING OFFICER

NEW YORK, Dec. 4, 2018 — MetLife, Inc. (NYSE: MET) today announced that Tamara L. Schock will join the company as executive vice president and chief accounting officer, effective March 4, 2019. Schock will succeed Bill O’Donnell, who, as previously announced, has been named MetLife’s U.S. chief financial officer.

In the role of chief accounting officer, Schock will lead all accounting operations and internal controls, which include reporting MetLife’s financial results on both a U.S. generally accepted accounting principles and local statutory basis. Schock will report to John McCallion, executive vice president and chief financial officer of MetLife, and she will be based in New York City.

“Tammy’s strong leadership and extensive financial experience across a variety of industries will serve MetLife and our shareholders well,” said John McCallion. “We look forward to Tammy joining MetLife.”

Schock joins MetLife from Exchange Income Corp., a Canadian public listed company with businesses in aviation, aerospace and manufacturing sectors. Prior to joining Exchange Income Corp. in 2015, Schock served as partner at Deloitte. Her career at Deloitte spanned 19 years where she served clients primarily in the insurance, banking and asset management sectors in both Canada and the United States, and held the position of Professional Practice Director, Winnipeg, Canada from 2007 to 2011.

Schock received a Bachelor of Commerce (with Distinction) from the University of Saskatchewan. She is a Certified Public Accountant (U.S.), Chartered Professional Accountant (Canada) and is a member of the Institute of Chartered Professional Accountants, Manitoba, Canada. She currently serves on a number of civic boards, including the board of directors of CPA Canada, the country’s national association of professional accountants.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.